UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	March 5, 2012
STEVIA NUTRA CORP.
(Exact name of registrant as specified in its charter)
Nevada	333-170128	27-3038945
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
37 Bannisters Road, Corner Brook, Newfoundland, Canada		A2H 1M5
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(709) 660-3056
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2012, Stevia Nutra Corp. (the “Company”) appointed Dr. Ahmed Attia El Sheikh as its Chief Agronomy Officer.

Dr. Ahmed Attia El Sheikh, Chief Agronomy Officer

Dr. Ahmed Attia El Sheikh, was a researcher, with the Breeding and Genetics Department at the Sugar Crops Research Institute, Agricultural Research Center, Ministry of Agriculture, Egypt (1995-2011). He was responsible for the stevia program for developing stevia crop cultivation and breeding as a new crop in the Sugar Crops Research Institute. Dr. El Sheikh has a PhD degree in Agricultural Sciences from Ain-Shams University, Egypt (2005) on stevia propagation methods and attended three training courses in advanced plant breeding in Michigan State University. Dr. El Sheikh was a speaker in the first stevia international conference (Stevia World, Shanghai, China, 2009) and has been a speaker in many conferences and special seminars worldwide (Egypt, China, Syria and USA). Dr. Ahmed Attia El Sheikh has been working on stevia cultivation, propagation and breeding in both academic and private sectors since year 2000 and is an advisor of four post graduate student degrees. During the course of his work, he was able to produce new stevia genotypes higher in both Reb A content and leaf yield.

On January 26, 2012, the Company filed in its Current Report on Form 8-K a copy of the consulting agreement it has entered into with Dr. El Sheikh.  Pursuant to the terms of the consulting agreement, Dr. El Sheikh will receive compensation of $5,416.67 per month during the first year of the agreement.  The monthly payment shall increase by $833.33 for every year of service provided to the Company, up to a maximum increase of $4,166.67 per month during the fifth year of service.  As additional compensation under the agreement the Company shall issue 500,000 shares of its common stock issuable every year during the term of the agreement, up to a total of 2,500,000 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEVIA NUTRA CORP.
/s/ Brian W. Dicks
Brian W. Dicks
President and Director

Date:	March 6, 2012